Helen of Troy Nevada Corporation Tessa Judge General Counsel T 915 225 8000 F 915 225 8081 HelenofTroy.com Exhibit 10.2 December 4, 2020 Via Email (bgrass@helenoftroy.com) Brian L. Grass 1 Helen of Troy Plaza El Paso, Texas 79912 RE: Transition Assistance Bonus Award Addendum Brian: This letter serves as an Addendum to your June 17, 2019 Severance Agreement with Helen of Troy Nevada Corporation (the “Agreement”). Terms capitalized herein which are not defined herein shall have the meanings given to them in the Agreement. In consideration of your assistance with (i) interviewing and selecting a Chief Financial Officer to replace you after your scheduled retirement on November 1, 2021 and (ii) transitioning your duties as Chief Financial Officer to your successor, the Company will award you the opportunity to receive a transition assistance bonus (“Bonus”) under the terms of this Addendum. Subject to your compliance with the terms and conditions of this Addendum and subject to the applicable terms and conditions of the Agreement (including Section 3.2 thereof), in addition to the other benefits under Section 3.2 of the Agreement, upon your Retirement Termination of Employment on November 1, 2021, or such later date mutually agreed by you and the Company, you will be eligible to receive the Bonus on the timeline and conditions set forth below. Should your employment with the Company end before November 1, 2021 for any reason, you will not be eligible to receive the Bonus. The Bonus will be equal to the pro rata portion (as defined below) of the annual incentive payable under the Annual Incentive Plan which the Compensation Committee of the Company, in its reasonable discretion, determines you would have received under the Annual Incentive Plan for Fiscal Year 2022 had your employment not been terminated, based upon the actual performance of the Helen of Troy at the end Fiscal Year 2022. The Bonus will be determined and payable at the same time that such determination and payment would be made during your regular employment with the Company. For purposes of this Addendum, the term “pro rata portion” shall mean a percentage, when expressed as a fraction, the numerator of which is the number of days during the applicable performance period in which you were an employee of the Company, and the denominator of which is the number of days in Fiscal Year 2022. Except as set forth above, all of the other terms, provisions and conditions of the Agreement will remain and continue in effect. If this Addendum is acceptable to you, please sign in the space provided below and return to me. This letter may be signed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. [Signature Page Follows]

2 of 2 Sincerely, Helen of Troy Nevada Corporation By: /s/ Tessa N. Judge Tessa N. Judge SVP - General Counsel /s/ Brian L. Grass Brian L. Grass